Exhibit 99.1

Neustar Reports Results for First Quarter 2014

STERLING, VA, April 16, 2014 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analytics, today announced results for the quarter ended March 31, 2014, and affirmed its revenue and adjusted net income guidance for 2014.
Results for First Quarter 2014 Compared to First Quarter 2013

•	Revenue increased 6% to $229.9 million

•	Revenue from Marketing Services increased 21% to $32.9 million

•	Revenue from Security Services increased 11% to $30.1 million

•	Net income decreased 6% to $31.7 million

•	Net income per share was flat at $0.50
Non-GAAP Results for First Quarter 2014 Compared to First Quarter 2013

•	Adjusted net income decreased 3% to $52.4 million

•	Adjusted net income per share increased 5% to $0.84
“Our first quarter results demonstrate that we are delivering on our strategic initiative to become a leader in information services and analytics,” said Lisa Hook, Neustar's President and Chief Executive Officer.  “Our targeted investments are paying off and we are seeing strong and growing market demand for our IS&A offerings. We are competing vigorously in the LNPA vendor selection process, and will continue to advocate strongly that we are the logical choice to remain as administrator, which we believe is beneficial to the industry and consumers alike.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “During the first quarter, we delivered 16% revenue growth in our Marketing and Security Services.  We closed on the acquisition of .CO earlier this week, bolstering our position as a key player in the expanding gTLD market. We remain confident in our full-year forecast driven by our first quarter results and leading indicators, and as a result we are affirming our guidance for the year.”
Discussion of First Quarter Results
Revenue totaled $229.9 million, a 6% increase from $216.4 million in 2013. Marketing Services revenue of $32.9 million grew 21% driven by higher demand for our workflow solutions. Security Services revenue of $30.1 million grew 11% driven by increased demand for our DDoS protection services. NPAC Services revenue of $118.8 million grew 6% driven by an increase in the fixed fee established under our contracts to provide local number portability services. Data Services revenue of $48.1 million declined 5% due to lower revenue in caller identification services.
Operating expense totaled $174.6 million, a 20% increase from $145.6 million in the first quarter of 2013. This $29.0 million increase was primarily driven by $6.2 million in advertising and professional fees associated with the NPAC vendor selection process and $5.0 million in costs for restructuring initiatives designed to improve efficiencies. In addition, personnel and personnel-related costs increased $6.8 million and depreciation and amortization expense increased $3.0 million.
As of March 31, 2014, cash and cash equivalents totaled $386.5 million, compared to $223.3 million as of December 31, 2013. During the quarter, the company borrowed $175 million under its revolving credit facility. At the end of the quarter, the company's outstanding debt under its term facilities and 4.5% senior notes was $789.3 million. During the first quarter, the company purchased approximately 1.2 million shares at an average price of $34.85 per share, for approximately $41.9 million.
Business Outlook for 2014
The company affirmed its guidance for revenue and adjusted net income provided on January 29, 2014:

•	Revenue to range from $945 million to $970 million, or growth of 5% to 8%

•	Adjusted net income to range from $233 million to $243 million, or flat to growth of 4%

•	Adjusted earnings per share to range from $3.64 to $3.80, or growth of 3% to 8%
Conference Call
As announced on April 10, 2014, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 800-580-5706 (international callers dial 913-312-0687) and entering PIN 6589335.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Wednesday, April 23, 2014 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 6589335, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. This supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures that may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services and data analytics, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations, beliefs and business results in the future, such as its guidance regarding future results of operations.  The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions.  Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements.  The company cannot assure you that its expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company's operations resulting from network disruptions, security breaches or other events, an inability to obtain high quality data on favorable terms or otherwise, modifications to or terminations of its material contracts, the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company’s ability to complete its realignment efforts with minimal disruptions; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; and business, regulatory and statutory changes related to the communications and Internet industries.  More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports.  All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2014
	(unaudited)
Revenue	$216,416	$229,897
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	49,297	58,611
Sales and marketing	42,260	49,991
Research and development	7,484	7,059
General and administrative	21,882	26,291
Depreciation and amortization	24,665	27,640
Restructuring charges	2	4,966
	145,590	174,558
Income from operations	70,826	55,339
Other (expense) income:
Interest and other expense	(17,562)	(5,997)
Interest and other income	141	95
Income before income taxes	53,405	49,437
Provision for income taxes	19,641	17,754
Net income	$33,764	$31,683
Net income per share:
Basic	$0.51	$0.52
Diluted	$0.50	$0.50
Weighted average common shares outstanding:
Basic	66,184	61,240
Diluted	67,614	62,753

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2013	March 31, 2014
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$223,309	$386,453
Restricted cash	1,858	1,785
Accounts receivable, net	152,821	156,660
Unbilled receivables	10,790	9,306
Notes receivable	1,008	406
Prepaid expenses and other current assets	23,914	22,297
Deferred costs	6,324	5,884
Income taxes receivable	7,341	—
Deferred tax assets	8,774	12,640
Total current assets	436,139	595,431
Property and equipment, net	124,285	124,345
Goodwill	643,038	650,765
Intangible assets, net	275,141	266,975
Other assets, long-term	28,704	27,974
Total assets	$1,507,307	$1,665,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,620	$10,266
Accrued expenses	94,457	63,375
Income taxes payable	—	10,517
Deferred revenue	54,004	56,508
Notes payable	7,972	7,972
Capital lease obligations	1,894	1,442
Other liabilities	3,580	3,815
Total current liabilities	171,527	153,895
Deferred revenue, long-term	12,061	12,273
Notes payable, long-term	608,292	781,299
Capital lease obligations, long-term	2,419	2,131
Deferred tax liabilities, long-term	82,164	83,605
Other liabilities, long-term	41,270	44,349
Total liabilities	917,733	1,077,552
Stockholders’ equity:
Common stock	87	86
Additional paid-in capital	602,796	619,997
Treasury stock	(893,852)	(902,403)
Accumulated other comprehensive loss	(797)	(817)
Retained earnings	881,340	871,075
Total stockholders’ equity	589,574	587,938
Total liabilities and stockholders’ equity	$1,507,307	$1,665,490

Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three months ended March 31, 2014 and the year ending December 31, 2014. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended March 31, 2014		Year Ending December 31,
	2013	2014	2014 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$216,416	$229,897	$957,500

Net income	$33,764	$31,683	$150,000
Add: Stock-based compensation	8,957	11,726	63,000
Add: Amortization of acquired intangible assets	12,372	14,066	61,000
Add: Loss on debt modification and extinguishment (2)	10,886	—	—
Add: Restructuring charges (3)	2	4,966	12,000
Add: Acquisition-related costs (4)	—	1,580	2,000
Less: Adjustment for provision for income taxes (5)	(11,849)	(11,613)	(50,000)
Adjusted net income	$54,132	$52,408	$238,000
Adjusted net income margin (6)	25%	23%	25%
Adjusted net income per diluted share	$0.80	$0.84	$3.75
Weighted average shares outstanding - diluted	67,614	62,753	63,500

(1)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.

(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility in the first quarter of 2013.

(3)	Amount represents restructuring charges related to the termination or relocation of certain employees and the reduction in or closure of leased facilities.

(4)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(5)
Adjustment reflects the estimated tax effect of tax-deductible adjustments for stock-based compensation expense, amortization of acquired intangible assets, loss on debt modification and extinguishment and acquisition-related costs, based on the effective tax rate for the applicable period.

(6)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Relations Contact Nicole Nolte (571) 434-5323 Nicole.Nolte@neustar.biz